                                                                    EXHIBIT 99.4

                       [EDGEWATER TECHNOLOGY LETTERHEAD]


Contact: Clete T. Brewer, Chairman and Chief Executive Officer Terry C. Bellora, Chief Financial Officer
              Edgewater Technology, Inc.
              (501) 973-6084

              Lekha Rao
              Brunswick Group
              (212) 333-3810


 Edgewater Technology, Inc. Announces Second Quarter 2000 Results And Discusses
 ------------------------------------------------------------------------------
                  the Direction of the Company, Recent Events
                  -------------------------------------------


Fayetteville, Ark - August 2, 2000 - Edgewater Technology, Inc. (NASDAQ: EDGW, the "Company"--previously known as StaffMark, Inc.), announced financial results for the second fiscal quarter ended June 30, 2000. The Company also summarized two recent transactions, announced a reduction in the carrying value of its Professional/Information Technology segment and discussed its new strategic direction.

 .  The Commercial Services Division (including the StaffMark name) was sold for
   $190 million in cash.
 . The Robert Walters plc ("Robert Walters") initial public offering ("IPO") generated $199 million in gross proceeds. The Company no longer has any equity interest in Robert Walters.
 .  The Company repaid all bank debt and invested $90 million in short-term instruments.
 .  The Company recognized a $150 million impairment of goodwill in the
   Professional/IT segment.
 . The Company reported a second quarter 2000 loss of ($0.11) per share (from continuing operations, before the impairment) vs. a profit of $0.11 EPS in the same period last year. It reported a second quarter 2000 loss of ($3.61) per share when including the results of discontinued operations for Commercial Services and Robert Walters in addition to the impairment.
 .  The Board of Directors authorized an initial $30 million share repurchase program to be conducted over the course of the next 12 months.
 . The Company's focus is now clearly on Edgewater Technology ("Edgewater"), its eSolutions business, which reported 61% organic revenue growth for the second quarter of 2000.

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

Clete T. Brewer, Chairman and Chief Executive Officer, commented, "Management is excited about Edgewater's growth and historical profitability in the eSolutions sector. We feel that our refocused initiatives may not be clearly reflected in reported consolidated quarterly earnings for, perhaps, the remainder of the year due to the accounting for the divestiture process, which is still progressing. For example, the estimated $120 million pretax book gain from the July 6 closing of Robert Walters' IPO is not reported in this quarter's results but instead will be reflected in the third quarter."

Change of Business Model
------------------------

During the first quarter of 1999, market values for publicly traded staffing companies began to decline. For many staffing companies, this trend subsequently continued or deteriorated further and was compounded by a slowdown in demand for information technology ("IT") staffing. These circumstances contributed to depressed market valuations for companies like StaffMark. In response to these developments, the Company, with guidance from its financial advisor Credit Suisse First Boston, began to explore strategic alternatives for each of its business platforms in an effort to maximize stockholder value.

After evaluating the Company's traditional businesses, its eSolutions business and its debt levels, management and the Board of Directors chose to take decisive action, including efforts to focus future growth initiatives on its historically profitable eSolutions business, Edgewater. To further these objectives, the Company sold its Commercial Services Division (including assets, liabilities and the "StaffMark" name) to Stephens Group, Inc. for approximately $190 million in cash before fees, expenses and taxes on June 29, 2000, as previously announced. Simultaneous with the closing of this sale, the Company changed its name to "Edgewater Technology, Inc." and its stock symbol to "EDGW."

On July 6, 2000, an IPO of the Company's former indirectly wholly-owned subsidiary, Robert Walters was completed on the London Stock Exchange. As a result of the IPO, on a consolidated basis, the Company received approximately $199 million in total gross proceeds before commissions, expenses and taxes. The Company no longer has any equity interest in Robert Walters.

The gross proceeds from the Commercial Services and Robert Walters transactions were used to repay all the Company's bank debt of approximately $288 million and to invest approximately $90 million in cash and short-term marketable securities. The gross proceeds from these transactions will result in an aggregate net book gain of approximately $115 million before taxes. Because the Robert Walters transaction was completed in July, the gain on that transaction will not be recorded until the third quarter of this year.

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

Subsequent to the closing of these transactions, and as previously announced, the Company's Board of Directors authorized management to initially use up to $30 million to repurchase common stock over the course of the next twelve months (unless shortened or extended by the Board of Directors). The repurchases will be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market.

The Company is continuing to work with Credit Suisse First Boston in evaluating strategic alternatives for the each of the three non-eSolutions platform companies that comprise the Company's Professional/IT segment: IntelliMark (providing traditional IT staffing and solutions), ClinForce (providing staffing services for clinical trial clients, especially pharmaceutical companies), and Strategic Legal Resources (providing legal staffing support for corporations and legal firms). To that end, the Professional/IT segment was reexamined on its stand-alone merits and management has decided to write-down the book value of these Professional/IT assets by recognizing an impairment to goodwill values of $150 million. This impairment is strictly a non-cash accounting reserve and has no impact on cash-flow or on-going operations. Any amount that may ultimately be realized if these assets were to be sold could have a significant positive or negative variance from management's estimates of fair value. If the assets of the Professional/IT segment are sold, management and the Board of Directors will evaluate the alternative uses of these proceeds for the benefit of our stockholders that may include additional share repurchases.

The Company has retained Banc of America Securities to evaluate and recommend an optimal capital structure for Edgewater (as a pure-play eSolutions company) and to advise on its positioning relative to the eSolutions peer group. We believe our initiatives should position Edgewater to effectively execute its aggressive growth plan, enhance Edgewater's branding and recruiting efforts and allow it to compete more effectively with its pure-play public competitors.

Commenting on the announcement, Brewer said, "At Edgewater's current stock price, we believe buying back our stock is a good and prudent use of our excess cash. We intend to generate additional cash through the disposition of our remaining non-eSolutions businesses. We will continue to look for ways to increase profits in the Professional/IT segment and increase top-line growth in our eSolutions segment. We have worked extremely hard to transform our business and we hope to complete this repositioning by the end of the first quarter of 2001."

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

Review of Results for the Three and Six Months
----------------------------------------------

Consolidated Results
--------------------
The financial results for all periods presented have been restated to present the Commercial Services Division and Robert Walters as discontinued operations. The sale of the Commercial Services Division is included in the discontinued operation results; however, the sale of Robert Walters and its estimated pretax gain of approximately $120 million will not be recognized until the third quarter of this year since that transaction was not completed until July.

Consolidated revenues from continuing operations for the second quarter were $65.0 million, 24.4% lower than the $86.1 million generated in the second quarter of 1999. For the first six months of 2000, revenues of $136.2 million decreased 16.4% from $162.9 million in the comparable period of 1999. The primary reason for the lower revenues is the decline in demand for traditional IT staffing during the current year as companies completed preparation for Y2K. Demand in 2000 has moved away from the legacy systems and toward new skill sets in the Internet and browser based systems. Gross profit from continuing operations in the second quarter was $19.7 million, or 30.3% of revenues, compared to $26.9 million and 31.3% in the same quarter last year. Gross profit from continuing operations for the six months ended June 30, 2000 was $40.7 million, or 29.8% of revenues, compared to $49.4 million, or 30.3% of revenues, respectively, in the year earlier period. Gross profit decreased as a result of the lower demand for IT staffing and the associated lower revenues.

For the quarters ending June 30, earnings before interest, taxes, depreciation and amortization ("EBITDA"), excluding the impairment charge of $150 million, was $1.8 million this year and $10.7 million last year, or 2.8% and 12.5% of revenues, respectively. On a diluted share basis, this represents $0.06 and $0.37, respectively. For the six months ended June 30, 2000, EBITDA, excluding the impairment charge, was $5.3 million, down from $18.9 million for the same period in 1999. On a diluted share basis, EBITDA was $0.18 and $0.64 for the respective six month periods.

Second quarter operating loss from continuing operations excluding the impairment charge was ($1.9) million compared to operating income of $7.7 million in the same quarter last year. For the first six months, operating loss excluding the impairment charge was ($2.3) million this year compared to operating income of $13.3 million last year. Net loss from continuing operations before impairment for the second quarter was ($3.3) million or ($0.11) per diluted share this year, compared with net income of $3.2 million or $0.11 per diluted share in the second quarter last year. For the first six months of 2000, net loss from continuing operations excluding the impairment charge was ($5.3) million, or ($0.18) diluted EPS, compared with net income of $5.6 million and $0.19 diluted EPS, respectively, in the first six months of last year.

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

"The year-over-year drop in EBITDA resulted not only from lower revenue and gross profit in IntelliMark, but also because of increased expenses at the Corporate offices in Fayetteville. After the completion of the Professional/IT divestitures, the corporate offices will be resized appropriately and moved to Edgewater's existing operations in Wakefield, Massachusetts."

Results for eSolutions Segment
------------------------------
The eSolutions segment, under the name Edgewater, was acquired effective April 1, 1999. For comparability, this discussion of the six months ended June 30, 1999 includes preacquisition data for the first quarter of 1999. However, operating results for the first quarter of 1999 have not been included in the GAAP presentation in the accompanying financial statements. The segment posted revenues of $8.0 million and $15.1 million for the three and six months ended June 30, 2000, respectively, 60.7% and 53.9% increases compared with the same periods in 1999. EBITDA for this division was $1.5 million (18.3% of revenues) and $2.9 million (19.1% of revenues) for the three and six months ended June 30, 2000, respectively, compared to $1.5 million (31.3% of revenues) and $3.0 million (30.8% of revenues) in the same periods last year. The reduction in EBITDA as a percentage of revenues was the result of a planned increase in both sales and marketing expense and recruiting expense to support Edgewater's growth plans. Edgewater is poised for continued growth as project backlog currently stands at approximately $15.7 million, compared to $7.6 million a year ago. At June 30, 2000, Edgewater had 210 total employees including approximately 180 billable consultants.

Results for Professional/IT Segment
-----------------------------------
The Professional/IT segment had revenues of $57.1 million for the most recent quarter, down 29.7% compared with the second quarter of 1999. Revenues were $121.2 million and $158.0 million for the six months ended June 30, 2000 and 1999, respectively. Gross margin was 27.2% for the three and six months ended June 2000. The primary cause of the decline was the 33.4% second quarter decline in revenue for IntelliMark, the traditional IT staffing and solutions platform, compared to the same period in the prior year, which resulted from a decrease in consultant headcount and decreased demand for IT staffing. EBITDA for the Professional/IT segment for the second quarter of 2000 (excluding the impairment charge) decreased 64.8% to $3.9 million for the same period last year. EBITDA for the six months ended June 30, 2000 (excluding the impairment charge) and 1999 were $8.8 million and $20.4 million, respectively. The EBITDA decrease is primarily the result of the decrease in revenues and gross profit in the IT staffing sector.

Focus on the Future
-------------------

Edgewater is a full-service provider of eBusiness solutions and has developed a solid service model and approach which includes eStrategy, eSolutions and Internet Outsourcing:

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

 . eStrategy. Consulting services that aid clients in translating business goals into eSolutions strategies that take full advantage of Internet technologies to maximize market share and profitability.

 . eSolutions. Development of customer eSolutions applications that fully integrate the client's Web presences, customer service and back-office legacy systems including fulfillment, procurement and financial.

 . Internet Outsourcing. Provide a spectrum of services ranging from enhanced site hosting through semi-custom and custom integrated Application Service Provision ("ASP"), completed with total Internet application outsourcing.

Edgewater is set apart by its technology expertise, rapid deployment capability and success in helping organizations move through the barriers of technology transition. Every one of the client systems built by Edgewater has been successfully put into production. Through its full range of eSolutions services, Edgewater is able to assist clients in such vertical markets as retail eCommerce, financial and asset management, healthcare, government and agriculture. Edgewater consultants implement mission-critical solutions for clients ranging from emerging businesses to long-established "brick and mortar" companies.

To best take advantage of the current market growth and to set the company apart from service providers in the industry, Edgewater has focused its strategy around five principles:

 . Middle Market. Edgewater targets the under-served middle market that just now is contemplating a robust Internet strategy. Edgewater defines the middle market as companies, or divisions of larger companies, ranging from $100 million to $1 billion in annual sales.

 . Emerging Internet Businesses. Edgewater has a successful track record of assisting venture stage and emerging Web enterprises, including HomeRuns.com and Synapse Group, Inc. Edgewater has provided strategic guidance as well as developed sophisticated B2B and B2C systems for this market segment. Because dramatic growth is common in this sector, it is imperative that the systems developed are highly scalable and reliable.

 . Internet Outsourcing. The middle market customer is asking for much more than strategy and systems development by demanding that a service provider offer post-deployment support, maintenance and 7X24-hour monitoring. Edgewater has met this challenge successfully by providing 12-month renewable service contracts for systems that Edgewater has built.

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

 . Second-Tier City Presence. In addition to the traditional methods of finding high-quality resources in a tight labor market, Edgewater supplements its recruiting strategy by tapping into technical talent that is not necessarily found in major metropolitan areas. Edgewater has already begun to expand nationally and has set up solution centers in several second-tier cities and plans to leverage Internet and telecommunication technologies to create a "virtual development" capability.

 . B2B and B2C Market. Headaches can accompany online shopping in the form of order processing, fulfillment, tracking, logistical nightmares, and the unproven reliability and scalability of high-volume transactional systems. Edgewater's eight-year track record of building and deploying high-volume, highly scalable systems along with integrating a host of legacy systems strongly positions the company in this space.

About The Company
-----------------

Edgewater Technology, Inc., formerly known as StaffMark, Inc., is a holding company which owns a portfolio of business service brands. Its primary brand is Edgewater Technology, a national full-service provider of tailored Internet-centric solutions, which assists clients through proven methodology, including eStrategy, eSolutions and Internet Outsourcing. Edgewater Technology, Inc.'s other specialty platforms are IntelliMark (information technology staffing and solutions), ClinForce (clinical trials support services), and Strategic Legal Resources (legal staffing). Find more information at www.edgewater.com
-----------------

                                     -MORE-

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

                                            EDGEWATER TECHNOLOGY, INC.
                                               Statements of Income
                                     (In thousands, except per share amounts)
                                                   (Unaudited)

                                                   Three Months Ended                      Six Months Ended
                                                        June 30,                                June 30,
                                                   2000          1999                     2000            1999
                                              ------------  ------------              -------------  ------------

   Service revenues                             $   65,040       $86,095                $  136,241       $162,943
   Cost of services                                 45,302        59,173                    95,587        113,548
                                              ------------  ------------              -------------  ------------

             Gross profit                           19,738        26,922                    40,654         49,395

   Operating expenses
  Selling, general and administrative               17,903        16,192                    35,304         30,449
  Depreciation and amortization                      3,711         2,992                     7,699          5,639
  Non-recurring impairment charge                  150,000             -                   150,000              -
                                              ------------  ------------              ------------   ------------

       Operating (loss) income                    (151,876)        7,738                  (152,349)        13,307

  Other expenses
  Interest expense and other, net                   (3,146)       (2,701)                   (5,622)        (4,512)
                                              ------------  ------------              ------------   ------------
  (Loss) income before income taxes               (155,022)        5,037                  (157,971)         8,795

  Income tax provision (benefit)                   (52,709)        1,813                   (53,650)         3,226

  Net (loss) income from continuing operations   ($102,313)      $ 3,224                 ($104,321)      $  5,569
  Income from discontinued operations                1,711         7,536                     5,650         11,597
  Loss on sale of Commercial Division               (6,175)            -                    (6,175)             -
                                              ------------  ------------              ------------   ------------

  Net (loss) income                              ($106,777)      $10,760                 ($104,846)      $ 17,166
                                              ============  ============              ============   ============

  BASIC EARNINGS PER SHARE
  From continuing operations                        ($3.47)      $  0.11                    ($3.54)      $   0.19
  From continuing operations excluding              ($0.11)      $  0.11                    ($0.18)      $   0.19
  impairment
  Including discontinued operations                 ($3.62)      $  0.37                    ($3.55)      $   0.59
  DILUTED EARNINGS PER SHARE
  From continuing operations                        ($3.46)      $  0.11                    ($3.53)      $   0.19
  From continuing operations excluding              ($0.11)      $  0.11                    ($0.18)      $   0.19
  impairment
  Including discontinued operations                 ($3.61)      $  0.37                    ($3.55)      $   0.58

  AVERAGE  SHARES OUTSTANDING - BASIC               29,526        29,174                    29,494         29,211
  AVERAGE SHARES OUTSTANDING - DILUTED              29,556        29,344                    29,572         29,439

                                                  Three Months Ended                     Six Months Ended
                                                       June 30,                              June 30,
                                                     2000         1999                    2000       1999 (1)
                                              ------------  ------------              -------------  ------------
Service revenues
  eSolutions                                    $    7,968       $ 4,959               $   15,055        $  4,959
  Professional/Information Technology               57,072        81,136                  121,186         157,984
                                              ------------  ------------              -----------    ------------
  Total service revenues                            65,040        86,095                  136,241         162,943
                                              ============  ============              ===========    ============
Gross profit
  eSolutions                                         4,242         2,748                    7,959           2,748
  Professional/Information Technology               15,496        24,174                   32,695          46,647
                                              ------------  ------------              -----------    ------------
  Total gross profit                                19,738        26,922                   40,654          49,395
                                              ============  ============              ===========    ============

EBITDA
  eSolutions                                         1,460         1,551                    2,881           1,551
  Professional/Information Technology                3,938        11,195                    8,753          20,389
                                              ------------  ------------              -----------    ------------
  Segment EBITDA                                     5,398        12,746                   11,634          21,940
  Less: Corporate EBITDA                             3,563         2,016                    6,284           2,994
  Total EBITDA                                       1,835        10,730                    5,350          18,946
                                              ============  ============              ===========    ============

Operating (loss) income
  eSolutions                                           370         1,353                      724           1,353
  Professional/Information Technology             (148,630)        8,626                 (146,473)         15,357
                                              ------------  ------------              -----------    ------------
       Segment operating income (loss)            (148,260)        9,979                 (145,749)         16,710
       Less: Corporate expenses                      3,616         2,241                    6,600           3,403
  Total Operating (loss) income                  ($151,876)      $ 7,738                ($152,349)       $ 13,307
                                              ============  ============              ===========    ============

(1) eSolutions business was acquired effective April 1, 1999.

       *               *               *               *               *

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to the book value asset estimates and prospects for the Professional/IT segment, the amount of net gain or loss and anticipated uses of proceeds from recent disposition, potential strategic alternatives for the Professional/IT segment business, planned eSolutions capital growth, competitive and strategic initiatives and potential stock repurchases. Words such as "begin," "pursuing," "reviewed," "could," "will," "intend," "increasing," "provide," "should," "focus," "believe," "expect," "continue," and "plan," or the negative thereof or variations thereon and similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, financial statement effects, disposition plans or proceeds, goals, targets, objectives or repurchases to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (i) inability to execute and close a sale of IntelliMark, ClinForce and/or Strategic Legal Resources to a buyer or buyers (in general or on terms acceptable to the Company); (ii) potential miscalculations of the capital requirements, competitive and strategic positioning and growth of the eSolutions business; (iii) inability to repurchase common stock on terms acceptable to the Company; (iv) declines in demand for placement (permanent or temporary) of staffing or solutions services; (v) changes in industry trends, such as changes in the demand for or supply of professional/information technology staffing or e-solutions personnel, whether on a temporary or permanent placement basis; (vi) adverse developments involving debt, equity, currency or technology market conditions; (vii) failure to obtain new customers or retain significant existing customers; (viii) loss of key executives; and/or
(ix) general economic and business conditions (whether foreign, national, state or local) which include but are not limited to changes in interest or currency exchange rates. Actual events or results also may differ materially from those discussed, contemplated, forecasted, estimated, anticipated, planned or implied in the forward-looking statements as a result of the various factors described above and those further set forth under the headings "Management Discussion and Analysis - Special Note Regarding Forward Looking Statements" in the Company's Quarterly Report on Form 10-Q filed with the Securities & Exchange Commission on May 8, 2000, and "Business - Factors Affecting Finances, Business Prospects and Stock Volatility" in the Company's Form 10-K filed with the Securities & Exchange Commission on March 20, 2000.





                                     -END-


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